                          SUBSCRIPTION AGENT AGREEMENT


         THIS AGREEMENT is entered into as of October __ , 1999 by and between Transmedia Network Inc., a Delaware corporation (the "Company") and American Stock Transfer and Trust Company, as Subscription Agent.

         WHEREAS, the Company intends to issue (the "Rights Offering") to the holders of record of its outstanding common stock, $.02 par value per share (the "Common Stock"), as of a certain record date, rights ("Rights") to purchase one share of Series A Preferred Stock, $.10 par value per share, of the Company (the "Series A Preferred Shares") for every 3.218 shares of Common Stock held; and

         WHEREAS, the Company desires the Subscription Agent to act on the Company's behalf, and the Subscription Agent is willing so to act, in connection with the issuance, and distribution of the Rights, collection of funds from Rights holders exercising Rights, and issuance and delivery of Series A Preferred Shares upon the exercise of the Rights.

         NOW THEREFORE, in consideration of the promises and mutual covenants set forth herein, the parties agree as follows:

         1. Definitions. As used in this Agreement, the following terms have the following meanings:

                  (a) "Basic Subscription" means the right of Registered Holders to subscribe for and purchase Series A Preferred Shares through the exercise of Rights at the rate of one Series A Preferred Share for each Right held.

                  (b) "Common Stock" means the shares of common stock, $.02 par value per share, of the Company.

                  (c) "Company" means Transmedia Network Inc., a Delaware corporation.

                  (d) "Foreign Record Date Stockholder" means a Record Date Stockholder having an address outside of the United States of America (including the District of Columbia, territories and possessions) or having an A.P.O. or F.P.O. address, as shown on the stock transfer books maintained by the Subscription Agent in its capacity as the Transfer Agent and Registrar of the Common Stock.

                  (e) "Expiration Time" means 5:00 p.m., Eastern Standard Time, on October 22, 1999 or on such other date as the Company may determine.

                  (f) "Offering Period" means the period commencing on October 7, 1999 and ending at the Expiration Time.

                  (g) "Oversubscription Privilege" means the right of Record Date Stockholders who fully exercise their Rights in the Basic Subscription to subscribe for and purchase, subject to certain limitations and subject to allocation, any Series A Preferred Shares not acquired by other holders of Rights through the exercise of such Rights in the Basic Subscription.

                  (h) "Prospectus" means the Company's prospectus dated October 7, 1999 pertaining to the Rights Offering including the documents incorporated by reference therein, as the same may from time to time be supplemented or amended.

                  (i) "Record Date" means October 6, 1999.

                  (j) "Record Date Stockholder" means a holder of record of Common Stock on the Record Date, as determined by the stock transfer books maintained by the Subscription Agent in its capacity as Transfer Agent and Registrar of the Common Stock; provided, that for the purpose of determining persons entitled to exercise the Oversubscription Privilege, the term "Record Date Stockholder" also includes persons who beneficially own Common Stock registered in the name of a broker, dealer, trust company, or other nominee who is a Record Date Stockholder.

                  (k) "Registered Holder" means each person in whose name a Subscription Certificate shall be registered on the books maintained by the Subscription Agent.

                  (l) "Rights" means the subscription rights issued by the Company, each of which entitles Registered Holders to subscribe for and purchase one Series A Preferred Share for every 3.218 shares of Common Stock held on the Record Date, at a Subscription Price of $2.41 per share.

                  (m) "Series A Preferred Shares" means the shares of senior, convertible redeemable preferred stock of the Company, $.10 par value per share, designated as Series A Preferred Stock.

                  (n) "Standby Purchaser" means Samstock, L.L.C.

                  (o) "Subscription Agent" means American Stock Transfer and Trust Company.

                  (p) "Subscription Certificate" means the certificate evidencing the Rights.

                  (q) "Subscription Price" means $2.41 per share.

         2. Form of Subscription Certificates. The Subscription Certificates shall be substantially in the form attached to this Agreement as Appendix A. Each Subscription

Certificate shall be signed by duly authorized officers of the Company, dated the date of issue (whether upon original issuance or in lieu of transferred, exchanged, mutilated, destroyed, lost or stolen Subscription Certificates) and countersigned by the Subscription Agent. All signatures may be facsimile signatures.

         3. Issuance of Subscription Certificates. The Subscription Agent shall issue and deliver (by first class United States mail, postage prepaid) to each Record Date Stockholder (other than Foreign Record Date Stockholders) a Subscription Certificate evidencing one Right for every 3.218 shares of Common Stock owned of record by such Record Date Stockholder on the Record Date. The Subscription Agent shall not issue fractional Rights; the number of Rights each Record Date Stockholder shall be issued shall be rounded up or down to the nearest whole number. No Subscription Certificates shall be issued before or after the Offering Period. All Subscription Certificates surrendered to the Subscription Agent upon exercise shall be canceled by the Subscription Agent and thereafter shall be retained by the Subscription Agent for a period of not less than six years or such shorter period of time as the Company may permit. Upon expiration of the retention period, the canceled Subscription Certificates shall be delivered to the Company or destroyed by the Subscription Agent, as directed by the Company.

         4. Foreign Record Date Stockholders. The Subscription Agent shall refrain from delivering Subscription Certificates to Foreign Record Date Stockholders, and shall hold such Subscription Certificates for the account of Foreign Record Date Stockholders subject to such Stockholder making satisfactory arrangements with the Subscription Agent for the exercise or other disposition of the Rights evidenced thereby, and shall follow the instructions of such Stockholder for the exercise of such Rights if such instructions are received prior to the Expiration Time.

         5. Delivery of Prospectus and Other Documents. The Subscription Agent shall deliver to each Record Date Stockholder, along with originally issued Subscription Certificates (except as provided in Section 4), (i) a letter from the President of the Company to its Stockholders, (ii) a Prospectus, (iii) Instructions as to Use of the Subscription Certificates, (iv) a return envelope addressed to the Subscription Agent, and (vi) such other documents and information as the Company may provide. The Subscription Agent shall also provide copies of the Prospectus and other documents prepared by the Company to Registered Holders, holders of Common Stock and other persons upon request.

                  (a) The Company will provide the Subscription Agent with a sufficient number of Prospectuses as the Subscription Agent may require.

                  (b) The Subscription Agent shall provide a sufficient number of Subscription Certificates as required to distribute to Record Date Stockholders and to replace lost, destroyed, mutilated or stolen Subscription Certificates.

                  (c) The Company has provided to the Subscription Agent a form of letter to Foreign Record Date Stockholders, which shall be delivered only to Foreign Record Date Stockholders, along with the Prospectus.

                  (d) The Company has provided to the Subscription Agent the following documents that the Subscription Agent shall deliver to brokers, dealers, commercial banks, trust companies and other nominee holders of Subscription Certificates: (i) a letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees; (ii) a letter to the clients of nominee holders described in clause (i); (iii) a letter to Foreign Record Date Stockholders; (iv) a Notice of Guaranteed Delivery; and (v) a Nominee Holder Certification.

         6. Exercise. Rights may be exercised at any time during the Offering Period upon the terms and conditions set forth in the Prospectus and in this Agreement.

                  (a) Rights may be exercised by completing and executing the exercise portion of the Subscription Certificate and delivering it to the Subscription Agent along with payment of the Subscription Price for the aggregate number of Series A Preferred Shares subscribed for prior to the Expiration Time.

                  (b) A subscription will be accepted by the Subscription Agent if, prior to the Expiration Time, the Subscription Agent has received (i) payment of the full Subscription Price for the Series A Preferred Shares subscribed for in the Basic Subscription and any additional Series A Preferred Shares subscribed for pursuant to the Oversubscription Privilege (for Record Date Stockholders), and (ii) a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a bank, trust company, New York Stock Exchange member or member of another national securities exchange guaranteeing delivery of a properly completed and executed Subscription Certificate. The Subscription Agent will not honor a Notice of Guaranteed Delivery unless a properly completed and executed Subscription Certificate is received by the Subscription Agent by the close of business on the third New York Stock Exchange trading day after the Expiration Time.

                  (c) The Subscription Price shall be paid in United States dollars, by (i) check or draft drawn on a United States bank, or an postal, telegraphic or express money order payable to the Subscription Agent, or (ii) by wire transfer of same day funds to an account maintained by the Subscription Agent for the purpose of accepting subscriptions the Chase Manhattan Bank, Account No. 323-062547 (Transmedia Network Inc.); ABA No. 021000021.

                  (d) Once a Registered Holder has exercised Rights, such exercise may not be revoked or rescinded.

                  (e) If a Registered Holder does not indicate the number of Rights being exercised in the Basic Subscription, or does not deliver full payment of the Subscription Price for the number of shares indicated as being subscribed through the exercise of Rights in the Basic

Subscription, then such Registered Holder will be deemed to have exercised Rights to purchase the maximum number of Series A Preferred Shares determined by dividing the total Subscription Price paid by the Subscription Price per share, but not in excess of the number of Series A Preferred Shares such holder may purchase through the exercise of Rights in the Basic Subscription.

                  (f) If a Registered Holder does not indicate the number of Rights being exercised or the number of Series A Preferred Shares such holder wishes to purchase through the Oversubscription Privilege, but submits payment for more shares than may be purchased through the exercise of such Registered Holder's Rights in the Basic Subscription, the excess payment received from such Registered Holder will be deemed to be a subscription payment for a number of additional Series A Preferred Shares in the Oversubscription Privilege determined by dividing the amount of such excess payment by the Subscription Price per share.

         7. Oversubscription Privilege. Series A Preferred Shares not sold by the Company through the exercise of Rights in the Basic Subscription will be offered by means of the Oversubscription Privilege to the Record Date Stockholders who have exercised all exercisable Rights issued to them. Record Date Stockholders such as broker-dealers, banks, and other professional intermediaries who hold shares of Common Stock on behalf of clients, may participate in the Oversubscription Privilege for the client if the client fully exercises all Rights attributable to the client.

                  (a) If subscriptions for Series A Preferred Shares through the Oversubscription Privilege exceed the Series A Preferred Shares available for sale after the Basic Subscription, the Series A Preferred Shares will be allocated among those who oversubscribe based on the number of Rights originally issued to them, so that the number of Series A Preferred Shares issued to Record Date Stockholders who subscribe pursuant to the Oversubscription Privilege will generally be in proportion to the number of shares of Common Stock owned by them on the Record Date. The percentage of remaining Series A Preferred Shares each oversubscribing Record Date Stockholder may acquire may be rounded up or down to result in delivery of whole shares. The allocation process may involve a series of allocations in order to assure that the total number of shares available for Oversubscriptions is distributed on a pro rata basis. A Record Date Stockholder who is not allocated the full amount of shares that the holder subscribes for pursuant to the Oversubscription Privilege will receive a refund of the Subscription Price paid by such holder for shares that are not allocated to and purchased by such holder. Such refund will be made by a check mailed by the Subscription Agent.

                  (b) If a Registered Holder does not deliver full payment of the Subscription Price for the number of Series A Preferred Shares indicated as being subscribed through the exercise of the Oversubscription Privilege, then such Registered Holder will be deemed to have exercised the Oversubscription Privilege to purchase the maximum number of Series A Preferred Shares determined by dividing the total Subscription Price paid (in excess of the Subscription Price for the number of Series A Preferred Shares such holder purchased through the exercise of

Rights in the Basic Subscription) by the Subscription Price per share; provided, that such Registered Holder is a Record Date Stockholder who fully exercised all of his Rights in the Basic Subscription.

         8. Standby Purchase. The Subscription Agent understands that the Series A Preferred Shares not sold by the Company through the exercise of Rights in the Basic Subscription or by means of the Oversubscription Privilege will be purchased by the Standby Purchaser pursuant to the terms of a standby purchase agreement between the Company and the Standby Purchaser. As soon as practicable after the Expiration Time (but not later than 9:00 a.m., Eastern Standard Time, on the day following the Expiration Time), the Subscription Agent shall advise the Company and the Standby Purchaser in writing as to the number of Series A Preferred Shares unsubscribed for (and, in the case of the exercise of Rights pursuant to the guaranteed delivery procedures set forth in the Prospectus, such communication shall be confirmed to the Company and the Standby Purchaser by 5:00 p.m., Eastern Standard time, three New York Stock Exchange trading days after the Expiration Time).

         9. Power of Attorney. The Company hereby constitutes and appoints the Subscription Agent as the Company's true and lawful attorney in-fact, with full power in such capacity to endorse, deposit, negotiate, and invest on behalf and for the account of the Company, in accordance with the written instructions provided by the Company, checks, drafts, money orders, wire transfers or other payments received by the Subscription Agent as a payment of the Subscription Price upon the exercise of Rights in the Basic Subscription or pursuant to the Oversubscription Privilege.

         10.      Escrow and Investment of Funds.  The Subscription Agent shall:

                  (a) Maintain a record of the date, amount of each payment of the Subscription Price received upon the exercise of Rights in the Basic Subscription and the Oversubscription Privilege, and the name and address of the Registered Holder by whom or on whose behalf payment was made.

                  (b) Aggregate all payments received upon the exercise of Rights in the Basic Subscription and deposit such payments in one or more bank accounts, or invest such payments in Treasury bills or other investments designated in writing by the Company, as soon as practicable after receipt of such payments.

                  (c) Aggregate all payments received upon the exercise of Rights pursuant to the Oversubscription Privilege and deposit such payments in one or more bank accounts, or invest such payments in Treasury bills or other investments designated in writing by the Company, as soon as practicable after receipt of such payments.

                  (d) Keep payments received upon the exercise of Rights in the Basic Subscription segregated from payments, received upon the exercise of the Oversubscription Privilege.

                  (e) Maintain a record of the number of Rights issued to each Foreign Record Date Stockholder.

                  (f) Keep all funds deposited and invested in accounts in the name of the Company for the benefit of the Company.

                  (g) Return as promptly as practicable to the Registered Holder who made such payment, any payment of the Subscription Price in the Basic Subscription or Oversubscription Privilege not accepted by the Company for any reason.

         11. Payment of Funds to the Company. Funds representing payment of the Subscription Price in the Basic Subscription (including interest earned thereon) shall be paid to the Company by wire transfer to such account and according to such instructions as the Company may deliver to the Subscription Agent in writing. Unless changed by subsequent written instructions, the Subscription Agent shall follow the wiring instructions attached to this Agreement as Appendix B. Such wire transfer of funds to the Company shall be made promptly following the Expiration Time, at which time all funds (including payments in respect of the Oversubscription Privilege) received by the Subscription Agent from Rights holders shall be paid (together with interest thereon) to the Company.

         12. Reports. The Subscription Agent shall deliver daily to the Company a written report showing the following: (i) the number of Rights exercised in the Basic Subscription on such day, and the aggregate number of Rights exercised in the Basic Subscription through such date; (ii) the amount of funds received on such day in payment of the Subscription Price in the Basic Subscription, and the aggregate amount of funds on deposit or invested for the account of the Company from payment of the Subscription Price in the Basic Subscription through such date; (iii) the number of Series A Preferred Shares subscribed for on such day pursuant to the Oversubscription Privilege, and the aggregate number of Series A Preferred Shares subscribed for through such date pursuant to the Oversubscription Privilege; (iv) the aggregate amount of funds received on such day in payment of the Subscription Price pursuant to the Oversubscription Privilege, and the aggregate amount of funds on deposit or invested for the account of the Company from payment of the Subscription Price through the Oversubscription Privilege through such date; and (v) the aggregate number of Series A Preferred Shares that would be allocated to the Standby Purchaser if no further subscriptions were to be received.

         13. Issuance of Series A Preferred Shares. Promptly after (i) the receipt and acceptance of properly exercised Subscription Certificates and receipt of payment of the Subscription Price for Series A Preferred Shares in the Basic Subscription and (ii) the determination of the number of Series A Preferred Shares, if any, to be issued to each Registered

Holder who subscribes and pays for Series A Preferred Shares through the Oversubscription Privilege, the Subscription Agent shall issue and deliver to the Registered Holder so exercising Rights a stock certificate evidencing the aggregate of (a) the number of Series A Preferred Shares purchased in the Basic Subscription and (b) with respect to any Registered Holder whose Oversubscription is accepted, the number of Series A Preferred Shares purchased in the Oversubscription.

         14. Validity and Form of Subscriptions. All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights in the Basic Subscription or subscriptions pursuant to the Oversubscription Privilege will be determined by the Company, whose determination will be final and binding. The Subscription Agent shall examine the Subscription Certificates it receives to ascertain whether they appear to have been completed and executed in accordance with the Prospectus and the Instructions. In the event that the Subscription Agent determines that the Subscription Certificate does not appear to have been properly completed or executed, or where the Subscription Certificates do not appear to be in proper form for subscription, or any other irregularity in connection with the subscription appears to exist, the Subscription Agent will follow its regular procedures to attempt to cause such irregularity to be corrected. The Subscription Agent is not authorized to waive any irregularity in connection with the subscription, unless it has received from the Company notification, duly dated and signed by an authorized officer of the Company, indicating that any irregularity in the Subscription Certificate has been cured or waived and that such Subscription Certificate has been accepted by the Company. The Subscription Agent will promptly notify the Company in writing of all defects in the exercise of any Rights in the Basic Subscription or through the Oversubscription Privilege. Subscription Certificates and funds received by the Subscription Agent that are not properly executed or submitted, and as to which all irregularities have not been timely waived or cured, shall be returned by the Subscription Agent to the Registered Holder who submitted such Subscription Certificate and/or payment. Such return shall be made by either first class mail under a blanket surety bond or insurance protecting the Subscription Agent and the Company from losses or liabilities arising out of the non-receipt or nondelivery of Subscription Certificates or by registered mail insured separately for the value of such Subscription Certificates, and if determined to be required by the Company, shall include a letter of notice to be furnished by the Company explaining the reasons for the return of the Subscription Certificates and other documents.

         15. Amendment, Extension or Termination of the Rights Offer. The Company reserves the right, in its sole discretion, to: (a) terminate the offer of Series A Preferred Shares through the Rights prior to delivery of the Series A Preferred Shares for which Registered Holders have subscribed pursuant to the exercise of Rights in the Basic Subscription or pursuant to the Oversubscription Privilege; (b) extend the Expiration Time to a later date and time; or (c) amend or modify the terms of the Rights. If the Company amends the terms of the Rights, an amended Prospectus will be distributed to holders of record of Rights and to holders of Rights who have previously exercised Rights. All holders of Rights who exercised their Rights prior to such amendment or within four business days after the mailing of the amended Prospectus will be given the opportunity to confirm the exercise of their Rights by executing and delivering a consent form.

         16. Loss or Mutilation. Upon receipt by the Company and the Subscription Agent of evidence, satisfactory to them, of the ownership and loss, theft, destruction or mutilation of any Subscription Certificate, and in the case of loss, theft or destruction, receipt of indemnity satisfactory to the Company and the Subscription Agent, and in the case of mutilation upon surrender and cancellation of the mutilated Subscription Certificate, the Subscription Agent shall deliver in place of such lost, stolen, destroyed or mutilated Subscription Certificate a new Subscription Certificate representing an equal aggregate number of Rights. Registered Holders requesting such substitute Subscription Certificates shall also comply with such other reasonable regulations, requirements or requests, and shall pay such reasonable charges, as the Company or the Subscription Agent may prescribe.

         17. Liability of Subscription Agent. The Subscription Agent shall not, by issuing and delivering Subscription Certificates or stock certificates evidencing Series A Preferred Shares, or receiving or holding funds for the benefit of the Company, or by any other act under this Agreement, be deemed to make any representations as to the validity or value or authorization of the Subscription Certificates or the Rights represented thereby or the Series A Preferred Shares issued upon the exercise of Rights, or whether the Series A Preferred Shares issued upon the exercise of Rights are fully paid and nonassessable. The Subscription Agent shall not be (i) liable for any statement of fact made or contained in this Agreement or in the Prospectus or in any documents prepared by the Company in connection with the offer of Series A Preferred Shares through the Rights, (ii) liable for any action taken, suffered, or omitted by it in reliance upon any Subscription Certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (iii) responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in the Subscription Certificates, or (iv) liable for any act or omission in connection with the performance of its duties, obligations, covenants and agreements under this Agreement, except for the Subscription Agent's own negligence, wilful breach or misconduct.

         18. Indemnification. The Company agrees to indemnify and hold harmless the Subscription Agent from and against any and all losses, expenses, and liabilities, including judgments, costs and reasonable attorneys' fees, arising out of any act or omission of the Subscription Agent in the execution or performance of its duties, obligations, covenants and agreements under this Agreement, except for the Subscription Agent's own negligence, wilful breach or misconduct.

         19. Compensation for Services. The Company agrees to pay the Subscription Agent a fee of $15,000 for all services rendered by the Subscription Agent under this Agreement, and to reimburse the Subscription Agent for all reasonable out-of-pocket expenses incurred in performing its duties under this Agreement.

         20. Amendment; Modification; Waiver. This Agreement may be amended, waived, discharged, or terminated in whole or in part only by a written instrument signed by the party against whom enforcement of such amendment, waiver, discharge, or termination is sought. Notwithstanding the immediately preceding sentence, the parties shall supplement or amend this Agreement to conform to any amendments or changes that the Company may make to the terms and conditions of the Rights and the offer of the Series A Preferred Shares through the Rights.

         21. Notices. All notices under this Agreement shall be in writing and shall be sent by telecopier with a confirming copy sent by United States mail, first class postage prepaid, or by air courier, delivery charges prepaid, to a Registered Holder at the address shown on the registry books maintained by the Subscription Agent, or to the parties at the following telecopier numbers and addresses:

             To the Company:             Transmedia Network Inc.
                                         11900 Biscayne Boulevard
                                         Miami, Florida 33181
                                         Telecopier:  (305) 892-3342
                                         Attention:  Chief Financial Officer

             To the Subscription Agent:  American Stock Transfer & Trust Company
                                         40 Wall Street
                                         New York, New York  10005
                                         Telecopier:  (718) 236-4588
                                         Attention:  Reorganization Department

A notice sent by mail shall be deemed delivered on the fourth day after deposit in the United States mail, postage prepaid, and addressed as aforesaid. Any party may change its address or telecopier number for notice by giving notice to the other party in the manner provided in this Section.

         22. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party to this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy; nor shall it be construed to be a waiver of, or an acquiescence in any such breach or default or any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character, on the part of any party, of any breach or default under this Agreement, or any waiver, on the part of any party, of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law and otherwise afforded to any party, shall be cumulative and not alternative.

         23. Unenforceable Provisions. If all or part of any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provisions, and this Agreement shall be equitably construed as if it did not contain the invalid, illegal, or unenforceable provision.

         24. Gender. Whenever appropriate in this Agreement, terms in the singular form shall include the plural (and vice versa) and any gender form shall include all others.

         25. Section Headings. Section headings are for the convenience of the parties and do not form a part of this Agreement.

         26. Binding Effect; Parties. This Agreement shall be binding on the Company, the Subscription Agent and their respective successors and assigns; and nothing in this Agreement shall confer upon any other person or entity any right, remedy, or claim, or impose upon any other person any duty, liability, or obligation.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                     TRANSMEDIA NETWORK INC.


                                     By:
                                        ------------------------------------
                                     Title:

                                     AMERICAN STOCK TRANSFER & TRUST COMPANY


                                     By:
                                        ------------------------------------
                                     Title:

                                   APPENDIX B


Wire funds to:
                --------------------------------